EXHIBIT 99.1

                                            IMMEDIATE RELEASE
July 28, 2008

QUAINT OAK BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS

Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that net income for the quarter ended June 30, 2008 was $147,000, or $0.12 per diluted share, compared to $61,000 for the same period in 2007. Net income for the six months ended June 30, 2008 was $244,000, or $0.19 per diluted share compared to $172,000 for the same period in 2007.  Earnings per share for the 2007 periods are not applicable as the Company’s initial public offering was not completed until July 3, 2007.

Robert T. Strong, President and Chief Executive Officer, stated, “We are very pleased with the Company’s results for the first half of 2008 given the state of the economy and the financial sector in particular.  We have had the opportunity to improve the net interest margin with a reduction in higher cost deposits, the addition of leveraged investments and reduction in nonperforming loans.  Although we have maintained control of our operating expenses, there remains increased pressure on growth.  While deposit activity remains strong, the rate of quality loan growth has slowed as a result of the general economic environment.  As we continue to seek quality loan assets and additional leveraged investments, we have taken this time to develop new electronic deposit and loan products.  In employing these measures while the market is down we expect to be well positioned to benefit as the markets improve.

We are particularly pleased to have announced the Company’s first stock repurchase plan effective July 5, 2008 along with the continuation of the quarterly cash dividend for the quarter ended June 30, 2008.  We feel that the improvement in earnings, establishment of a repurchase plan and payment of dividends continue to reflect the Company’s strong commitment to enhance shareholder value.”

Net income amounted to $147,000 for the three months ended June 30, 2008, an increase of $86,000, or 141.0% compared to net income of $61,000 for the same period in 2007.  The increase in net income on a quarter over quarter basis was primarily the result of the increase in net interest income of $243,000, offset by a decrease in non-interest income of $10,000 and increases in non-interest expense of $91,000 and income tax expense of $55,000.  The increase in non-interest expense was primarily due to a $43,000 increase in salaries and employee benefits, $23,000 increase in professional fees and $11,000 increase in regulatory fees for the three months ended June 30, 2008 compared to the same period in 2007.

The $243,000, or 59.6% increase in net interest income for the second quarter of 2008 over the comparable period in 2007 was driven by an increase in interest income of $256,000, or 25.5%.  This increase was primarily attributable to an increase in average interest-earning assets of $17.9 million, as the proceeds from the Company’s initial stock offering completed in July 2007 were invested into loans, short-term investments and investment securities.  Also contributing to the increase in interest income for the quarter was the receipt of approximately $63,000 of previously reversed and past due interest on two loans previously classified as non-accruing.  The increase in interest income was offset by a $13,000 increase in interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.37% for the three months ended June 30, 2008 from 2.75% for the three months ended June 30, 2007 as average net interest-earning assets increased to $16.9 million from $3.9 million for the same periods.

For the six months ended June 30, 2008, net income amounted to $244,000 compared to $172,000 for the same period in 2007.  The $72,000 increase was primarily the result of the increases in net interest income of $374,000, offset by a decrease in non-interest income of $7,000 and increases in the provision for loan losses of $48,000, non-interest expense of $200,000 and income tax expense of $47,000.  The increase in non-interest expense was primarily due to a $68,000 increase in salaries and employee benefits, $67,000 increase in professional fees, $23,000 increase in directors’ fees and expenses and $23,000 increase in regulatory fees for the six months ended June 30, 2008 compared to the same period in 2007.

The $374,000, or 44.3% increase in net interest income for the six months ended June 30, 2008 over the comparable period in 2007 was driven by an increase in interest income of $415,000, or 20.5%.  This increase was primarily attributable to an increase in average interest-earning assets of $15.5 million, as the proceeds from the Company’s initial stock offering completed in July 2007 were invested into loans, short-term investments and investment securities.  The increase in interest income was offset by a $41,000 increase in the interest expense on average interest-bearing liabilities.  The average net interest margin improved to 3.24% for the six months ended June 30, 2008 from 2.83% for the six months ended June 30, 2007 as average net interest-earning assets increased to $16.9 million from $4.2 million for the same periods.

The Company’s total assets at June 30, 2008 were $78.4 million, an increase of $4.9 million, or 6.6%, from $73.5 million at December 31, 2007.  This increase was primarily due to an increase in investment securities of $4.3 million and growth in loans receivable, net of the allowance for loan losses of $1.1 million.  Asset growth during the six month period ended June 30, 2008 was primarily funded by an increase in Federal Home Loan Bank advances of $4.3 million and a $731,000 increase in deposits.

Total interest-bearing deposits increased $731,000, or 1.3%, to $56.0 million at June 30, 2008 compared to $55.3 million at December 31, 2007.  This increase was attributable to a $905,000 growth in certificates of deposit and $106,000 increase in our new e-savings accounts, offset by decreases of $207,000 in passbook savings accounts and $73,000 in statement savings accounts.

Total stockholders’ equity decreased $261,000, or 1.5%, to $17.3 million at June 30, 2008.  This decrease from December 31, 2007 was primarily the result of the purchase of 55,545 shares of the Company’s common stock in the open-market to fund our Recognition and Retention Plan Trust (RRP) during the quarter ended June 30, 2008, for an aggregate purchase price of $520,000, and dividends paid of $35,000, offset by net income for the six months ended June 30, 2008 of $244,000, a decrease in unallocated shares held by the ESOP of $35,000 and $15,000 of compensation expense related to stock compensation plans.

Non-performing loans amounted to $1.3 million, or 2.02% of net loans receivable at June 30, 2008, consisting of six loans, one of which is 90 days or more past due and still accruing interest and five of which are on non-accrual status.  The non-performing loans include commercial real estate, one-to-four family owner occupied residential, and multi-family residential loans and all are generally well-collateralized or adequately reserved for.  Management does not anticipate any significant losses on these loans.  During the quarter ended June 30, 2008, a $20,000 home equity loan was written off against the allowance for loan losses and a one-to-four family owner occupied residential loan for $8,000 was placed on non-accrual status.  Also during the quarter, one loan for $505,000 that was previously on non-accrual status was paid off and another loan for $547,000 was placed back on accrual status resulting in the receipt of approximately $63,000 of previously reversed and past due interest.  The Company had no troubled debt restructurings as of June 30, 2008.  The allowance for loan losses as a percent of total loans receivable was 1.12% at June 30, 2008 and 1.07% at December 31, 2007.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its banking office located in Bucks County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059

QUAINT OAK BANCORP, INC.
Balance Sheets
(In Thousands)
	At June 30, 2008	At December 31, 2007
ASSETS	(Unaudited)	(Unaudited)

Cash and cash equivalents	$3,919	$4,987
Investment in interest-earning time deposits	2,084	1,835
Investment securities available for sale (cost-2008 $1,393; 2007 $2,001)	1,393	2,001
Investment securities held to maturity (fair value-2008 $7,043; 2007 $2,265)	7,118	2,253
Investment in FHLB stock, at cost	446	237
Loans receivable, net of allowance for loan losses
June 30, 2008: $713; December 31, 2007: $667	62,717	61,656
Bank premises and equipment, net	80	59
Accrued interest receivable and other assets	614	517

Total Assets	$78,371	$73,545

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits, interest-bearing	$55,992	$55,261
Federal Home Loan Bank advances	4,250	-
Advances from borrowers for taxes and insurance	675	600
Accrued interest payable and other liabilities	158	127

Total Liabilities	61,075	55,988

Stockholder’s Equity	17,296	17,557

Total Liabilities and Stockholders’ Equity	$78,371	$73,545

QUAINT OAK BANCORP, INC.
Statements of Income
(In Thousands, except share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Interest Income	$ 1,261	$ 1,005	$ 2,441	$ 2,026
Interest Expense	610	597	1,222	1,181
Net Interest Income	651	408	1,219	845
Provision for Loan Losses	29	28	66	18
Net Interest Income after Provision for Loan Losses	622	380	1,153	827
Non-Interest Income (Loss)	(1)	9	10	17
Non-Interest Expense	381	290	763	563
Income before Income Taxes	240	99	400	281
Income Taxes	93	38	156	109

Net Income	$ 147	$ 61	$ 244	$ 172

Per Common Share Data:	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Earnings per share - basic	$0.12	NA	$0.19	NA
Average shares outstanding - basic	1,260,768	NA	1,270,566	NA
Earnings per share - diluted	$0.12	NA	$0.19	NA
Average shares outstanding - diluted	1,262,678	NA	1,272,466	NA

	Three Months Ended June 30,		Six Months Ended June 30,
Selected Operating Ratios:	2008	2007	2008	2007
Average yield on interest-earning assets	6.53%	6.77%	6.49%	6.79%
Average rate on interest-bearing liabilities	4.05%	4.31%	4.19%	4.26%
Average interest rate spread	2.48%	2.46%	2.30%	2.53%
Net interest margin	3.37%	2.75%	3.24%	2.83%
Average interest-earning assets to average interest-bearing liabilities	128.04%	107.06%	128.92%	107.58%
Efficiency ratio	58.62%	69.54%	62.08%	65.31%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.02%	2.43%	2.02%	2.43%
Non-performing assets as a percent of total assets	1.62%	2.24%	1.62%	2.24%
Allowance for all loan losses as a percent of non-performing loans	56.19%	43.40%	56.19%	43.40%
Allowance for loan losses as a percent of total loans receivable	1.12%	1.04%	1.12%	1.04%

(1) Asset quality ratios are end of period ratios.